                                                                 Exhibit 11.1
                        EQUITY CORPORATION INTERNATIONAL
                   COMPUTATION OF EARNINGS PER COMMON SHARE

(In thousands, except per share data)
- -----------------------------------------------------------------------------
                               Three months ended       Six months ended
                               June 30,                 June 30,
                               1996        1995         1996        1995
Computation of earnings per
  common and equivalent share:
Net income attributable to
  common stock................ $    2,645  $    1,476   $    4,882  $    3,116
                               ==========  ==========   ==========  ==========
Weighted average number of
  common shares outstanding...     11,996       9,793       10,948       9,793
Additional shares assuming
  conversion of stock options.        176          67          162          47
Effect of restricted stock
  issued......................         10          --            9          --
                               ----------  ----------     --------  ----------

Weighted average shares for
primary earnings per share....     12,182       9,860       11,119       9,840

Incremental shares issuable
  using quarter-end market
    price:
      Conversion of stock
        options...............        (11)         54           12          42
      Effect of restricted
        stock issued..........         --          --            1          --
                               ----------  ----------   ----------  ----------

Weighted average shares for
  fully diluted earnings
    per share.................     12,171       9,914       11,132       9,882
                               ==========  ==========   ==========  ==========

Primary earnings per common
  and equivalent share........ $     0.22  $     0.15   $     0.44  $     0.32
                               ==========  ==========   ==========  ==========

Fully diluted earnings per
  common and equivalent share. $     0.22  $     0.15   $     0.44  $     0.32
                               ==========  ==========   ==========  ==========